Y
                               SEPTEMBER 22, 1998
                       SUPPLEMENT NO. 3 TO PROSPECTUS FOR
                     BOSTON CAPITAL TAX CREDIT FUND IV L.P.
                                     DATED
                                 AUGUST 1, 1998

                   (SUPPLEMENT OFFERING BCTC IV SERIES 34 AND
                  IDENTIFYING CERTAIN ANTICIPATED INVESTMENTS)
--------------------------------------------------------------------------------
     This Supplement is part of, and should be read in conjunction with, the Prospectus of the Fund. Capitalized terms used herein but not defined have the meanings ascribed to them in the Prospectus. This Supplement No. 3 supersedes all previous supplements to the prospectus.

     Results of BCTC IV Series 33
     The Fund received orders for a total of 2,810,000 BACs ($28,100,000) with respect to Series 33 and issued the last of such Series 33 BACs on September 21, 1998. The aggregate fees paid as of September 21, 1998 to the General Partner and Affiliates with respect to Series 33 were $3,301,750. No additional BACs will be offered with respect to Series 33. The Fund has issued a total of 45,938,707 BACs, raised $459,111,500 and admitted 26,038 Investors with respect to Series 20 through 33 and may still sell up to $190,888,500 to the public if all the BACs in Series 34 are sold. (See "Prior Performance of the General Partner and its Affiliates" in the Prospectus for information about Series 20 through 33.)

     Offering of BCTC IV Series 34
     The Fund is offering, effective September 22, 1998, the fifteenth series of BACs ("Series 34") consisting of 4,000,000 BACs, with a minimum required investment of five hundred BACs at $10 per BAC ($5,000) per Investor, on the terms and conditions as are set forth in the Prospectus. No BACs in Series 34 will be issued unless at least 250,000 BACs in such series are sold. In the event that only the minimum number of 250,000 BACs are sold in Series 34, a significant portion of the Apartment Complexes identified herein will not be invested in. In addition, of each dollar raised by Series 34, approximately 72% to 73% will be used for investments in Apartment Complexes, and about one-half of the balance will be used to pay fees and expenses to the General Partner or its Affiliates. (See "Estimated Use of Proceeds," and "Compensation and Fees" in the Prospectus.) The offering of BACs in Series 34 will not exceed 12 months.

     THE PURCHASE OF BACS IN SERIES 34 WILL NOT ENTITLE THE INVESTOR TO ANY INTEREST IN ANY OTHER SERIES OF THE FUND NOR ANY INTEREST IN BOSTON CAPITAL TAX CREDIT FUND LIMITED PARTNERSHIP, OR BOSTON CAPITAL TAX CREDIT FUND II LIMITED PARTNERSHIP, OR BOSTON CAPITAL TAX CREDIT FUND III L.P.

     The Fund anticipates acquiring, on behalf of Series 34, limited partnership interests in the fifteen (15) Operating Partnerships more fully described hereinafter (the "Operating Partnerships") pursuant to the provisions of "Investment Objectives and Acquisition Policies," as set forth in the Prospectus. The Operating General Partners (or affiliates thereof) with respect to certain of the Operating Partnerships described below are general partners of other operating partnerships which have been invested in by the Fund on behalf of other series and/or other partnerships affiliated with the General Partner. (See "Conflicts of Interest" in the Prospectus). A significant portion of the funds invested by the Fund in each Operating Partnership will be used to pay fees and expenses to the Operating General Partners. (See the table entitled "Terms of Investment in Operating Partnerships" in this Supplement.)

     The Fund will endeavor to invest in Operating Partnerships with a goal of generating tax credits for allocation to Investors, upon completion and occupancy of all Apartment Complexes, averaging approximately $1.00 to $1.20 per BAC annually in Series 34, which would be the equivalent of an approximate 10%-12% annual Tax Credit as a percentage of capital invested, for the ten year credit period applicable to each Apartment Complex in which Series 34 invests. (See "Investment Objectives and Acquisition Policies" in the Prospectus.) This assumes: (a) the applicability of current tax laws and regulations and current interpretations of such laws and regulations by the courts; (b) each of such Apartment Complexes is occupied with qualifying individuals throughout the 15-year Federal Housing Tax Credit compliance period; and (c) BAC Holders are unable to use any passive tax losses generated by the Fund. These investment objectives do not represent yield or return on investment.

     Assuming: none of the Apartment Complexes invested in by a Series has any value at the end of the 15-year Federal Housing Tax Credit compliance period applicable to the investments of a Series and at such time if an Investor uses the suspended passive losses equal to the unreturned Capital Contribution, the equivalent tax-free internal rate of return would be approximately 4%-6% (approximately 4.7%-9.9% taxable internal rate of return) for Investors with taxable income which is taxed at that time in the 15%-39.6% tax brackets, respectively. (See "Federal Income Tax Matters--Passive Loss and Tax Credit Limitations" for a discussion of offsetting an Investor's loss of Capital Contribution against active income.) If the Apartment Complexes appreciate in value, such increased value can be recognized through sales of Operating Partnership Interests or the sale or refinancing of Apartment Complexes (even though the restrictions and compliance requirements of the Federal Housing Tax Credit program will continue to apply to such Apartment Complexes at that time), and Investors receive distributions from such sales, the equivalent tax-free internal rate of return will be greater.

     The selection of a 10%-12% annual Tax Credit as a percentage of capital invested, as an investment objective, has been made by the Fund after consulting with the Dealer-Manager regarding tax-free returns currently available to investors in other similar tax credit investments. Pursuant to the rules for the allocation of Federal Housing Tax Credits, the Fund's investment goal is for the following annual tax-free amounts (for each $10,000 investment in Series 34): $200-$400 in 1999; $600-$800 in 2000, $1,000-$1,200 in
2001-2008, $600-$800 in 2009 and $200-$400 in 2010. This statement of Tax
Credit investment goal does not represent a forecast of anticipated Tax Credits to be obtained nor does it represent a yield or return on investment. Rather it represents an investment goal of the Fund under the rules for allocation of Tax Credits for the credit period applicable to the Fund's anticipated Series 34 investments. As there is no assurance that the value of the Fund's assets will equal such amount or that such distributions will be made, there is no assurance that any particular tax-free internal rate of return will be achieved. (See "Tax Credit Programs--The Federal Housing Tax Credit," commencing at page 64 of the Prospectus, for a discussion of the allocation of Federal Housing Tax Credits during the applicable credit period.)

     The Fund's investment in Operating Partnerships on behalf of Series 34 will be consistent with the provisions of the Prospectus relating to the investment in Operating Partnerships. (See, particularly, "Investment Objectives and Acquisition Policies," "Investment in Operating Partnerships," and "Sharing Arrangements: Profits, Credits, Losses, Net Cash Flow and Residuals.")

     THE POTENTIAL OPERATING PARTNERSHIP INTERESTS IDENTIFIED BELOW RELATE ONLY TO BCTC IV--SERIES 34.

     While the General Partner believes that the Fund, on behalf of Series 34, is reasonably likely to acquire interests in the Operating Partnerships which are developing or will develop, as applicable, the Apartment Complexes described hereinafter, the Fund may not be able to do so as a result of additional information or changes in circumstances. Before any such acquisition is made, the General Partner will continue and complete its due diligence review as to the applicable Operating Partnership and the related Apartment Complex. This process will include the review and analysis of information concerning, among other matters, market competition and environmental factors; if any significant adverse information is obtained by the General Partner, either action will be taken to mitigate the adverse factor(s), or the acquisition will not be made. If such interests are acquired, the terms may differ materially from those described below. Accordingly, Investors should not rely on the ability of the Fund to invest in these Apartment Complexes or under the described investment terms in deciding whether to invest in the Fund. If the entire $40 million is raised for Series 34, the anticipated acquisition of the Operating Partnership Interests, described hereinafter, will represent approximately 84% of the total money which the Fund currently expects to spend on behalf of Series 34.

     Management's Discussion and Analysis of Financial Condition and Results of Operations
     Since Series 34 is currently in the offering phase, it has no material assets or any operating history. The fifteen (15) Operating Partnerships in which Interests are currently expected to be acquired, and the respective Operating General Partners, are as follows:


        Partnership                            General Partner(s)
        -----------                            ------------------
   1.   Abby Ridge L.P.                        Wabuck Development
        (the "Abby Ridge Partnership")

   2.   Allison Apartments L.P.                Wabuck Development
        (the "Allison Partnership")

   3.   Ballston Pines L.P.                    Belmont Development Corporation
        (the "Ballston Partnership")

   4.   Boerne Creekside L.P.                  Sally Gaskin
        (the "Creekside Partnership")          Grainger MacDonald

   5.   Cane Creek L.P.                        Ned Fowler
        (the "Cane Creek Partnership")

   6.   Elwood Heights L.P.                    Ray Barmby
        (the "Elwood Heights Partnership")

   7.   Elwood Park Place L.P.                 Ray Barmby
        (the "Elwood Park Place Partnership")

   8.   Forest Hills L.P.                      Property Development Associates
        (the "Forest Hills Partnership")

   9.   Hillside Club L.P.                     Michael H. Jacobson
        (the "Hillside Partnership")           Terry L. Bailey

  10.   Kerrville Meadows L.P.                 Sally Gaskin
        (the "Kerrville Partnership")          Grainger MacDonald

  11.   Merchants Court L.P.                   Dorchester Development Corporation
        (the "Merchants Court Partnership")

  12.   Millwood Park L.P.                     Norsouth Corporation
        (the "Millwood Park Partnership")

  13.   Montour Falls L.P.                     Belmont Development Corporation
        (the "Montour Partnership")

  14.   Northwood Homes L.P.                   Wabuck Development
        (the "Northwood Partnership")

  15.   Oak Grove Village L.P.                 Ned Fowler
        (the "Oak Grove Partnership")

     Permanent Mortgage Loan financing for the Apartment Complexes described herein is being or will be provided from a variety of sources, as described below. Certain of the Apartment Complexes, as described below, have not yet begun construction. Delays in construction could occur with respect to Apartment Complexes currently under construction or as to which construction has not yet commenced, which could result in delay or reduction in achieving Tax Credits. (See "Risk Factors--Tax Risks Associated with the Fund's Investments" in the Prospectus.) The General Partner believes that each of the Apartment Complexes has or will have adequate property insurance. The tables included in this Supplement describe in greater detail information concerning the Apartment Complexes and the anticipated terms of investment in each Operating Partnership.

     The Priority Return Base for Series 34 is $1.10 per BAC (11%). (See "Glossary" at page 162 of the Prospectus for the definition of the term "Priority Return Base.") Investors should note that the "Priority Return Base" is the level of return that must be provided to Investors before the General Partner may receive a 5% share in the proceeds from the sale or refinancing of Apartment Complexes or Operating Partnership Interests. (See "Liquidation Phase" at page 49 of the Prospectus.) In establishing the Priority Return Base, the General Partner is not representing that the Fund is expected to provide this level of return to Investors. The General Partner will receive fees and compensation for services prior to BAC Holders receiving the Priority Return.

                 INFORMATION CONCERNING THE APARTMENT COMPLEXES


                                                          Basic
                            Location of      Number    Monthly(1)
      Partnership Name        Property      of Units      Rents
      ------------------ ----------------- ---------- ------------
 1.   Abby Ridge         Elizabethtown,       24      $350 3BR
      Partnership        Kentucky

 2.   Allison            Mt. Washington,      24      $601 3BR
      Partnership        Kentucky

 3.   Ballston           Ballston Spa,        32      $333 1BR
      Partnership        New York

 4.   Creekside          Boerne,              71      $371-
      Partnership        Texas                        $451 1BR
                                                      $425-
                                                      $521 2BR
                                                      $486-
                                                      $497 3BR

 5.   Cane Creek         Bakersville,         25      $356 2BR
      Partnership        North Carolina               $496 3BR
                                                      $502 4BR

 6.   Elwood Heights     Elwood,              48      $350 1BR
      Partnership        Kansas                       $410 2BR
                                                      $485 3BR

 7.   Elwood Park        Elwood,              25      $500 3BR
      Place              Kansas
      Partnership


           INFORMATION CONCERNING THE APARTMENT COMPLEXES--(Continued)


            Government     Permanent           Mortgage      Annual                       Annual
            Assistance      Mortgage           Interest     Reserve     Management      Management
           Anticipated      Loan (2)             Rate        Amount       Agent             Fee
      --------------------- --------------   ------------- --------- --------------- ----------------
 1.   Federal               Federal             2.5%        $7,200      Homeland Inc.     8% of net
      Housing              Home Loan                                                      rental income
      Tax Credits            Bank
                           $506,000
                              (4)

 2.   Federal               Citizens'           6.65%       $4,800      Homeland Inc.     5% of net
      Housing               Bank and                                                      rental income
      Tax Credits            Trust
                            $968,800
                              (5)

 3.   FmHA Sec. 515         $412,000              1%(3)     $6,400      Belmont           $21 per
      with 100% rental      New York              1%                    Management        occupied unit
      assistance;         Division of                                                     per month
      Housing Trust       Housing and
      Fund Program         Community
      (6)                   Renewal
                            $995,000
                              (6)

 4.   Federal                BCMC               7.5%       $14,200      First             6% of net
      Housing             $2,200,000                                    Interstate        rental income
      Tax Credits             (7)                                       Management
                                                                        Corporation

 5.   Rental              North Carolina          2%        $5,000      Northwestern      6% of net
      Production             Housing                                    Regional          rental income
      Program                Finance                                    Housing
      (8)                   Authority                                   Authority
                            $710,000
                              (8)

 6.   Federal               BCMC                  8%        $9,600      Cunningham        6% of net
      Housing               $1,000,000                                  Companies         rental income
      Tax Credits             (9)

 7.   Federal               BCMC                  8%        $5,000      Cunningham        6% of net
      Housing             $900,000                                      Companies         rental income
      Tax Credits             (10)


                                      S-5


          INFORMATION CONCERNING THE APARTMENT COMPLEXES--(Continued)


                                                         Basic
                            Location of     Number    Monthly(1)
      Partnership Name       Property      of Units      Rents
      ------------------ ---------------- ---------- ------------
 8.   Forest Hills       Forest Hills,         20    $435 3BR
      Partnership        Pennsylvania                $465 4BR

 9.   Hillside           Bear Creek            56    $407 1BR
      Partnership        Township,                   $485 2BR
                         Michigan                    $562 3BR

10.   Kerrville          Kerrville,            76    $300-
      Partnership        Texas                       $370 1BR
                                                     $359-
                                                     $443 2BR

11.   Merchants          Dallas,              144    $375 1BR
      Court              Georgia                     $440-
      Partnership                                    $525 2BR
                                                     $500-
                                                     $565 3BR

12.   Millwood Park      Douglasville,        176    $585 2BR
      Partnership        Georgia                     $660 3BR

13.   Montour            Montour Falls,        24    $343 1BR
      Partnership        New York


          INFORMATION CONCERNING THE APARTMENT COMPLEXES--(Continued)


          Government          Permanent         Mortgage      Annual                     Annual
          Assistance           Mortgage         Interest     Reserve    Management     Management
          Anticipated          Loan (2)           Rate        Amount      Agent            Fee
      ------------------ ----------------     -----------   --------- -------------   --------------
 8.        Housing         Parkville            7%          $4,000      Property          6% of net
           Action        Savings Bank                                   Development       rental income
         Program(b)       $210,000(a)                                   Associates
            (11)           Allegheny            0%
                            County
                           Housing
                          Authority
                         $  960,000(b)
                             (11)

 9.     Rural Rental       Comerica          7.75%         $11,200      Smith &           6% of net
       Housing Section       Bank,                                      Company           rental income
          538 Loan           N.A.
          Guarantee      $1,590,000
           Program           (12)
            (12)

10.        Federal           BCMC            7.5%          $15,200      First             6% of net
           Housing       $1,665,000                                     Interstate        rental income
         Tax Credits         (13)                                        Management
                                                                        Corporation

11.         HOME           Bank of           8.5%          $38,400      Ambling           6% of net
         Investment        America                                      Companies         rental income
        Partnerships     $2,096,000(a)
         Program(b)         Georgia             1%
            (14)         Department of
                           Community
                            Affairs
                         $2,000,000(b)
                             (14)

12.        Georgia        Douglas               7%         $35,200      Norsouth          6% of net
         Multifamily      County                                        Corporation       rental income
           Housing        Housing
        Revenue Bond     Authority
           Program       $8,360,000
            (15)             (15)

13.     FmHA Sec, 515     $306,000              1%(3)       $4,800      Belmont           $21 per
      with 100% rental    New York              1%                      Management        occupied unit
         assistance;     Division of                                                      per month
        Housing Trust    Housing and
        Fund Program      Community
            (16)           Renewal
                          $480,000
                             (16)


                                      S-6



          INFORMATION CONCERNING THE APARTMENT COMPLEXES--(Continued)


                                                              Basic
                            Location of       Number       Monthly(1)
      Partnership Name       Property        of Units         Rents
      ------------------ ---------------    ----------    ------------
14.   Northwood          Leitchfield,          24         $372 3BR
      Partnership        Kentucky

15.   Oak Grove          Jefferson,            30         $328 2BR
      Partnership        North Carolina                   $428 3BR
                                                          $478 4BR



          INFORMATION CONCERNING THE APARTMENT COMPLEXES--(Continued)


          Government         Permanent       Mortgage    Annual                       Annual
          Assistance          Mortgage       Interest   Reserve      Management     Management
         Anticipated          Loan (2)         Rate      Amount         Agent           Fee
      ----------------- ------------------- ---------- ---------     -----------    --------------
14.   Federal Housing    Citizens' Bank         8%      $4,800       Wabuck         6% of net
        Tax Credits        and Trust                                 Management     rental income
                           Company
                          $831,000
                            (17)

15.      Community       Federal Home           8%      $6,000       Northwestern   6% of net
         Investment        Loan Bank                                 Regional       rental income
         Program(a)       $270,000(a)                                Housing
           Rental        North Carolina                              Authority
         Production        Housing
         Program(b)        Finance
           (18)           Authority             2%
                         $608,221(b)
                            (18)

 (1) Exclusive of utilities, unless indicated otherwise.
 (2) Except as and to the extent noted in the following footnote, the terms of all permanent mortgage loans, described in the following footnotes, which have a term to maturity which is shorter than the term employed for the amortization schedule provide or are expected to provide that the entire outstanding balance of principal of and interest on such permanent mortgage loan shall be due and payable in full at the maturity of such mortgage loan.
 (3) FmHA 515 loan with a term of 50 years and a stated interest rate of between 7.5% and 9.5%, written down to an effective rate of 1% through an interest credit subsidy, and payments of principal and interest on the basis of a 50-year amortization schedule.
 (4) The terms of the Abby Ridge Partnership's anticipated permanent first mortgage loan in the amount of $506,000 are expected to include a term of 15 years, an interest rate of 2.5% and payments of principal and interest on the basis of a 30-year amortization schedule.
 (5) The terms of the Allison Partnership's anticipated permanent first mortgage loan in the amount of $968,800 are expected to include a term of 15 years, an interest rate of 6.65% and payments of principal and interest on the basis of a 20-year amortization schedule.
 (6) The terms of the Ballston Partnership's anticipated permanent second mortgage loan in the amount of $995,000 are expected to include a term of 30 years, an interest rate of 1% and payments of principal and interest on the basis of a 30-year amortization schedule.
 (7) The terms of the Creekside Partnership's anticipated permanent first mortgage loan in the amount of $2,200,000 are expected to include a term of 30 years, an interest rate of 7.5% and payments of principal and interest on the basis of a 30-year amortization schedule.
 (8) The terms of the Cane Creek Partnership's anticipated permanent first mortgage loan in the amount of $710,000 are expected to include a term of 21 years, an interest rate of 2% and payments of principal and interest on the basis of a 21-year amortization schedule.
 (9) The terms of the Elwood Heights Partnership's anticipated permanent first mortgage loan in the amount of $1,000,000 are expected to include a term of 30 years, an interest rate of 8% and payments of principal and interest on the basis of a 30-year amortization schedule.
(10) The terms of the Elwood Park Place Partnership's anticipated permanent first mortgage loan in the amount of $900,000 are expected to include a term of 30 years, an interest rate of 8% and payments of principal and interest on the basis of a 30-year amortization schedule.
(11) (a) The terms of the Forest Hills Partnership's anticipated permanent first mortgage loan in the amount of $210,000 are expected to include a term of 25 years, an interest rate of 7% and payments of principal and interest on the basis of a 25-year amortization schedule.
     (b) The terms of the Forest Hills Partnership's anticipated permanent second mortgage loan in the amount of $960,000 are expected to include a term of 25 years, an interest rate of 0% and payments of principal on the basis of a 25-year amortization schedule, provided, however, that the terms of the permanent second mortgage loan will provide for the deferral and accrual of payments of principal based on available cash flow, and for the payment of the entire outstanding balance of principal at the end of the 25-year term.
(12) The terms of the Hillside Partnership's anticipated permanent first mortgage loan in the amount of $1,590,000 are expected to include a term of 30 years, an interest rate of 7.75% and payments of principal and interest on the basis of a 30-year amortization schedule.
(13) The terms of the Kerrville Partnership's anticipated permanent first mortgage loan in the amount of $1,665,000 are expected to include a term of 30 years, an interest rate of 7.5% and payments of principal and interest on the basis of a 30-year amortization schedule.

(14) (a) The terms of the Merchants Court Partnership's anticipated permanent first mortgage loan in the amount of $2,096,000 are expected to include a term of 30 years, an interest rate of 8.5% and payments of principal and interest on the basis of a 30-year amortization schedule.
     (b) The terms of the Merchants Court Partnership's anticipated permanent second mortgage loan in the amount of $2,000,000 are expected to include a term of 30 years, an interest rate of 1% and payments of principal and interest on the basis of a 30-year amortization schedule, provided, however, that the terms of the permanent second mortgage loan will provide for the deferral and accrual of payments of principal and interest based on available cash flow, and for the payment of the entire outstanding balance of principal and interest at the end of the 30-year term.
(15) The terms of the Millwood Park Partnership's anticipated permanent first mortgage loan in the amount of $8,360,000 are expected to include a term of 30 years, an interest rate of 7% and payments of principal and interest on the basis of a 30-year amortization schedule.
(16) The terms of the Montour Partnership's anticipated permanent second mortgage loan in the amount of $480,000 are expected to include a term of 30 years, an interest rate of 1% and payments of principal and interest on the basis of a 30-year amortization schedule.
(17) The terms of the Northwood Partnership's anticipated permanent first mortgage loan in the amount of $831,000 are expected to include a term of 30 years, an interest rate of 8% and payments of principal and interest on the basis of a 30-year amortization schedule.
(18) (a) The terms of the Oak Grove Partnership's anticipated permanent first mortgage loan in the amount of $270,000 are expected to include a term of 15 years, an interest rate of 8% and payments of principal and interest on the basis of a 30-year amortization schedule.
     (b) The terms of the Oak Grove Partnership's anticipated permanent second mortgage loan in the amount of $608,221 are expected to include a term of 55 years, an interest rate of 2% and payments of principal and interest on the basis of a 55-year amortization schedule, provided, however, that the terms of the permanent second mortgage loan will provide for the deferral and accrual of payments of principal and interest based on available cash flow, and for the payment of the entire outstanding balance of principal and interest at the end of the 55-year term.

                 TERMS OF INVESTMENT IN OPERATING PARTNERSHIPS

                                       Ownership
                                      Interest(%)
                                       Profits,
                                        Losses,        Operating
                        BCTC IV       Credit/Net        General
       Partnership      Capital          Cash           Partner
           Name      Contribution    Flow/Backend    Contribution
      ------------- -------------- ---------------- --------------
 1.   Abby Ridge      $1,563,663     99/50/50            $100
      Partnership

 2.   Allison         $  850,014     99/50/50            $100
      Partnership

 3.   Ballston        $1,136,145     99/25/25            $100
      Partnership

 4.   Creekside       $2,327,000     99/50/50            $100
      Partnership

 5.   Cane Creek      $1,165,488   99.99/20/80           $100
      Partnership

 6.   Elwood          $1,595,644     99/20/20            $100
      Heights
      Partnership

 7.   Elwood Park     $1,315,384     99/20/20            $100
      Place
      Partnership

 8.   Forest          $1,452,595   99.99/20/20           $100
      Hills
      Partnership

 9.   Hillside        $1,998,692     99/10/10            $100
      Partnership

10.   Kerrville       $2,330,000     99/50/50            $100
      Partnership

11.   Merchants       $4,607,103     65/30/30            $100
      Court
      Partnership

12.   Millwood        $  841,155      30/6/15            $100
      Park
      Partnership



           TERMS OF INVESTMENT IN OPERATING PARTNERSHIPS--(Continued)

                                            Fund's
                                         Approximate
                                           Average      Development       Annual
                                            Annual       Fee/Other      Partnership       Asset
          Operating        Operating     Anticipated   Distributions    Management     Management
           Deficit       Partnership's     Federal      to Operating      Fee to      Fee to Boston
          Guarantee       Credit Base       Credit           GP        Operating GP      Capital
      ----------------- --------------- ------------- --------------- -------------- --------------
 1.   $200,000 in the     $2,572,700       $214,200      $198,000         $2,400         $2,400
       aggregate for
          5 years

 2.   $200,000 in the     $1,587,200       $118,058      $186,914         $2,000         $2,000
       aggregate for
          5 years

 3.     Unlimited in      $1,835,000       $153,533      $268,000         $1,000         $1,000
         amount for
          5 years

 4.     Unlimited in      $4,304,000       $314,438      $505,000         $7,100         $7,100
         amount for
          3 years

 5.   $200,000 in the     $1,888,147       $155,398      $101,528         $2,500         $2,500
       aggregate for
          3 years

 6.     Unlimited in      $2,618,000       $218,581      $336,000         $2,000         $2,000
         amount for
          5 years

 7.     Unlimited in      $2,158,000       $180,190      $290,000         $2,000         $2,000
         amount for
          5 years

 8.   $375,000 in the     $2,378,000       $198,986      $341,400         $2,000         $2,000
       aggregate for
          3 years

 9.     Unlimited in      $3,342,000       $277,596      $325,000         $5,000         $5,000
         amount for
          3 years

10.     Unlimited in      $3,765,000       $314,864      $491,000         $7,600         $7,600
         amount for
          3 years

11.     Unlimited in      $11,713,000      $631,110      $1,591,000       $10,000        $10,000
         amount for
          5 years

12.   $300,000 in the     $10,627,000      $113,670      $1,288,200       $18,000        $18,000
       aggregate for
          10 years


                                      S-9


           TERMS OF INVESTMENT IN OPERATING PARTNERSHIPS--(Continued)

                                       Ownership
                                      Interest(%)
                                       Profits,
                                        Losses,        Operating
                        BCTC IV       Credit/Net        General
       Partnership      Capital          Cash           Partner
           Name     Contribution   Flow/Backend     Contribution
      ------------- -------------- ---------------- --------------
13.   Montour         $1,138,453      99/25/25            $100
      Partnership

14.   Northwood       $768,733        99/50/50            $100
      Partnership

15.   Oak Grove       $1,359,397   99.99/20/80            $100
      Partnership


           TERMS OF INVESTMENT IN OPERATING PARTNERSHIPS--(Continued)

                                            Fund's
                                         Approximate
                                           Average      Development       Annual
                                            Annual       Fee/Other      Partnership       Asset
          Operating        Operating     Anticipated   Distributions    Management     Management
           Deficit       Partnership's     Federal      to Operating      Fee to      Fee to Boston
          Guarantee       Credit Base       Credit           GP       Operating GP       Capital
      ----------------- --------------- ------------- --------------- -------------- --------------
13.     Unlimited in       $1,415,000      $153,845       $200,000        $1,000         $1,000
         amount for
          5 years

14.     Unlimited in       $1,936,000      $106,769       $175,000        $1,000         $1,000
         amount for
          10 years

15.   $200,000 in the      $2,251,976      $181,253       $136,262        $3,000         $3,000
       aggregate for
          3 years

THE ABBY RIDGE PARTNERSHIP
(Abby Ridge Apartments)

       Abby Ridge Apartments is a 24-unit single family home development for families which is being constructed in Elizabethtown, Kentucky. Abby Ridge Apartments will consist of 24 three-bedroom units contained in 24 buildings.

       Individual units will contain a refrigerator, range, washer/dryer hookups and air conditioning.

       Construction of Abby Ridge Apartments began in July, 1998. The Operating General Partner anticipates that construction completion and occupancy will occur as follows:


Number                            Number
of Units        Completion       of Units         Rent-Up
----------   ----------------   ----------   ----------------
     6       February, 1999         4        June, 1999
     6       March, 1999            4        July, 1999
     6       April, 1999            4        August, 1999
     6       May, 1999              4        September, 1999
                                    4        October, 1999
                                    4        November, 1999

THE ALLISON PARTNERSHIP
(Allison Apartments)

       Allison Apartments is a 24-unit apartment complex for families which is being constructed in Mt. Washington, Kentucky. Allison Apartments will consist of 24 three-bedroom units contained in 5 buildings. The complex will offer a playground.

       Individual units will contain a refrigerator, range, washer/dryer hookups, dishwasher and air conditioning.

       Construction of Allison Apartments began in August, 1998. The Operating General Partner anticipates that construction completion and occupancy will occur as follows:


Number                            Number
of Units        Completion       of Units       Rent-Up
----------   ----------------   ----------   -------------
     8       February, 1999         6        May, 1999
     8       March, 1999            6        June, 1999
     8       April, 1999            6        July, 1999
                                    6        August, 1999

THE BALLSTON PARTNERSHIP
(Ballston Pines Apartments)

       Ballston Pines Apartments is a 32-unit apartment complex for senior citizens which is to be constructed on Rowland Street in Ballston Spa, New York. Ballston Pines Apartments will consist of 32 one-bedroom units contained in 1 building. The complex will offer a function room and central laundry facilities.

       Individual units will contain a refrigerator, range, air conditioning and a patio or porch.

       Construction of Ballston Pines Apartments is anticipated to begin in June, 1999. The Operating General Partner anticipates that construction completion and occupancy will occur as follows:


Number                        Number
of Units      Completion     of Units       Rent-Up
----------   ------------   ----------   -------------
    32       May, 2000         10        June, 2000
                               11        July, 2000
                               11        August, 2000

THE CREEKSIDE PARTNERSHIP
(Creekside Apartments)

       Creekside Apartments is a 71-unit apartment complex for families which is to be constructed on River Road in Boerne, Texas. Creekside Apartments will consist of 23 one-bedroom units, 24 two-bedroom units and 24 three-bedroom units contained in 8 buildings. The complex will offer a function room, pool and central laundry facilities.

       Individual units will contain a refrigerator, range, dishwasher, air conditioning and a patio or porch.

       Construction of Creekside Apartments is anticipated to begin in January, 1999. The Operating General Partners anticipate that construction completion and occupancy will occur as follows:


Number                            Number
of Units        Completion       of Units        Rent-Up
----------   ----------------   ----------   ---------------
    11       October, 1999         11        January, 2000
    12       November, 1999        12        February, 2000
    12       December, 1999        12        March, 2000
    12       January, 2000         12        April, 2000
    12       February, 2000        12        May, 2000
    12       March, 2000           12        June, 2000

THE CANE CREEK PARTNERSHIP
(Cane Creek Apartments)

       Cane Creek Apartments is a 25-unit apartment complex for families which is to be constructed on Cane Creek Road in Bakersville, North Carolina. Cane Creek Apartments will consist of 18 two-bedroom units, 6 three-bedroom units and 1 four-bedroom unit contained in 12 buildings. The complex will offer a tot lot, playground and walking trails.

       Individual units will contain a refrigerator, range and washer/dryer hookups.

       Construction of Cane Creek Apartments is anticipated to begin in October, 1998. The Operating General Partner anticipates that construction completion and occupancy will occur as follows:


Number                            Number
of Units        Completion       of Units       Rent-Up
----------   ----------------   ----------   ------------
    12       February, 1999         8        April, 1999
    13       March, 1999            8        May, 1999
                                    9        June, 1999

THE ELWOOD HEIGHTS PARTNERSHIP
(Elwood Heights Apartments)

       Elwood Heights Apartments is a 48-unit apartment complex for families which is to be constructed on 14th at Connecticut in Elwood, Kansas. Elwood Heights Apartments will consist of 2 one-bedroom units, 30 two-bedroom units and 16 three-bedroom units contained in 8 buildings. The complex will offer a meeting room and central laundry facilities.

       Individual units will contain a refrigerator, range, dishwasher, disposal, air conditioning and a patio or porch.

       Construction of Elwood Heights Apartments is anticipated to begin in November, 1998. The Operating General Partner anticipates that construction completion and occupancy will occur as follows:


Number                             Number
of Units         Completion       of Units         Rent-Up
----------   -----------------   ----------   ----------------
    16       August, 1999            8        September, 1999
    16       September, 1999         8        October, 1999
    16       October, 1999           8        November, 1999
                                     8        December, 1999
                                     8        January, 2000
                                     8        February, 2000

THE ELWOOD PARK PLACE PARTNERSHIP
(Elwood Park Place Apartments)

       Elwood Park Place Apartments is a 25-unit housing development for families which is to be constructed on Atlantic between 9 and 13 Streets in Elwood, Kansas. Elwood Park Place Apartments will consist of 25 three-bedroom homes.

       Individual units will contain a refrigerator, range, dishwasher, disposal, air conditioning, cable television hook-up and a patio or porch.

       Construction of Elwood Park Place Apartments is anticipated to begin in October, 1998. The Operating General Partner anticipates that construction completion and occupancy will occur as follows:


Number                        Number
of Units      Completion     of Units         Rent-Up
----------   ------------   ----------   ----------------
    25       June, 1999         8        July, 1999
                                8        August, 1999
                                9        September, 1999

THE FOREST HILLS PARTNERSHIP
(Forest Hills Apartments)

       Forest Hills Apartments is a 20-town home development for families which is to be constructed on Atlantic and Rustic Avenues in Forest Hills, Pennsylvania. Forest Hills Apartments will consist of 19 three-bedroom units and 1 four-bedroom unit contained in 10 buildings. The complex will offer central laundry facilities.

       Individual units will contain a refrigerator, range, dishwasher, disposal and a patio or porch.

       Construction of Forest Hills Apartments is anticipated to begin in October, 1998. The Operating General Partner anticipates that construction completion and occupancy will occur as follows:


Number                             Number
of Units         Completion       of Units         Rent-Up
----------   -----------------   ----------   ----------------
     5       June, 1999              5        July, 1999
     5       July, 1999              5        August, 1999
     5       August, 1999            5        September, 1999
     5       September, 1999         5        October, 1999

THE HILLSIDE PARTNERSHIP
(Hillside Club Apartments)

       Hillside Club Apartments is a 56-unit apartment complex for families which is to be constructed on Mitchell Road in Bear Creek Township, Michigan. Hillside Club Apartments will consist of 8 one-bedroom units, 32 two-bedroom units and 16 three-bedroom units contained in 4 buildings. The complex will offer a community room, pool, recreation room, individual storage units, playground and central laundry facilities.

       Individual units will contain a refrigerator, range with hood, dishwasher, disposal, air conditioning and a patio or porch.

       Construction of Hillside Club Apartments is anticipated to begin in March, 1999. The Operating General Partners anticipate that construction completion and occupancy will occur as follows:


Number                             Number
of Units         Completion       of Units        Rent-Up
----------   -----------------   ----------   ---------------
    14       September, 1999         6        October, 1999
    14       October, 1999          10        November, 1999
    14       November, 1999         10        December, 1999
    14       December, 1999         10        January, 2000
                                    10        February, 2000
                                    10        March, 2000

THE KERRVILLE PARTNERSHIP
(Kerrville Meadows Apartments)

       Kerrville Meadows Apartments is a 76-unit apartment complex for families which is to be constructed on 2200 block of Junction Highway in Kerrville, Texas. Kerrville Meadows Apartments will consist of 48 one-bedroom units and 28 two-bedroom units contained in 8 buildings. The complex will offer a function room, pool and central laundry facilities.

       Individual units will contain a refrigerator, range, dishwasher, air conditioning and a patio or porch.

       Construction of Kerrville Meadows Apartments is anticipated to begin in January, 1999. The Operating General Partners anticipate that construction completion and occupancy will occur as follows:


Number                            Number
of Units        Completion       of Units        Rent-Up
----------   ----------------   ----------   ---------------
    12       October, 1999         12        January, 2000
    12       November, 1999        12        February, 2000
    13       December, 1999        13        March, 2000
    13       January, 2000         13        April, 2000
    13       February, 2000        13        May, 2000
    13       March, 2000           13        June, 2000

THE MERCHANTS COURT PARTNERSHIP
(Merchants Court Apartments)

       Merchants Court Apartments is a 144-unit apartment complex for families which is to be constructed on Merchants Drive in Dallas, Georgia. Merchants Court Apartments will consist of 72 one-bedroom units, 36 two-bedroom units and 36 three-bedroom units contained in 12 buildings. The complex will offer a function room, pool, picnic area, basketball court and central laundry facilities.

       Individual units will contain a refrigerator, range, dishwasher, disposal, air conditioning and a patio or porch.

       Construction of Merchants Court Apartments is anticipated to begin in January, 1999. The Operating General Partner anticipates that construction completion and occupancy will occur as follows:


Number                             Number
of Units         Completion       of Units         Rent-Up
----------   -----------------   ----------   ----------------
    36       July, 1999             18        August, 1999
    36       August, 1999           18        September, 1999
    36       September, 1999        18        October, 1999
    36       October, 1999          18        November, 1999
                                    18        December, 1999
                                    18        January, 2000
                                    18        February, 2000
                                    18        March, 2000

THE MILLWOOD PARK PARTNERSHIP
(Millwood Park Apartments)

       Millwood Park Apartments is a 176-unit apartment complex for families which is being constructed on Big B Road between Durelee and Sandy Lanes in Douglasville, Georgia. Millwood Park Apartments will consist of 120 two-bedroom units and 56 three-bedroom units contained in 12 buildings. The complex will offer a function room and central laundry facilities.

       Individual units will contain a refrigerator, range, dishwasher, disposal, air conditioning and a patio or porch.

       Construction of Millwood Park Apartments began in August, 1998. The Operating General Partner anticipates that construction completion and occupancy will occur as follows:


Number                             Number
of Units         Completion       of Units         Rent-Up
----------   -----------------   ----------   ----------------
    26       June, 1999             14        July, 1999
    30       July, 1999             18        August, 1999
    30       August, 1999           18        September, 1999
    30       September, 1999        18        October, 1999
    30       October, 1999          18        November, 1999
    30       November, 1999         18        December, 1999
                                    18        January, 2000
                                    18        February, 2000
                                    18        March, 2000
                                    18        April, 2000

THE MONTOUR PARTNERSHIP
(Romeo Village Apartments)

       Romeo Village Apartments is a 24-unit apartment complex for senior citizens which is to be constructed on Broadway in Montour Falls, New York. Romeo Village Apartments will consist of 24 one-bedroom units contained in 1 building. The complex will offer a function room and central laundry facilities.

       Individual units will contain a refrigerator, range and air conditioning.

       Construction of Romeo Village Apartments is anticipated to begin in June, 1999. The Operating General Partner anticipates that construction completion and occupancy will occur as follows:


Number                        Number
of Units      Completion     of Units       Rent-Up
----------   ------------   ----------   -------------
    24       May, 2000          8        June, 2000
                                8        July, 2000
                                8        August, 2000

THE NORTHWOOD PARTNERSHIP
(Northwood Homes Apartments)

       Northwood Homes Apartments is a 24-single family home development for families which is to be constructed in Leitchfield, Kentucky. Northwood Homes Apartments will consist of 24 three-bedroom homes.

       Individual units will contain a refrigerator, range, dishwasher, disposal, air conditioning and a patio or porch.

       Construction of Northwood Homes Apartments is anticipated to begin in February, 1999. The Operating General Partner anticipates that construction completion and occupancy will occur as follows:


Number                           Number
of Units        Completion      of Units        Rent-Up
----------   ---------------   ----------   --------------
    12       October, 1999        24        January, 2000
    12       November, 1999

THE OAK GROVE PARTNERSHIP
(Oak Grove Village Apartments)

       Oak Grove Village Apartments is a 30-unit apartment complex for families which is to be constructed on Oak Grove Circle in Jefferson, North Carolina. Oak Grove Village Apartments will consist of 20 two-bedroom units, 8 three-bedroom units and 2 four-bedroom units contained in 16 buildings. The complex will offer a community room, tot lot, playground and walking trails.

       Individual units will contain a refrigerator, range and washer/dryer hook-ups.

       Construction of Oak Grove Village Apartments is anticipated to begin in October, 1998. The Operating General Partner anticipates that construction completion and occupancy will occur as follows:


Number                            Number
of Units        Completion       of Units       Rent-Up
----------   ----------------   ----------   -------------
    10       February, 1999         6        April, 1999
    10       March, 1999            6        May, 1999
    10       April, 1999            6        June, 1999
                                    6        July, 1999
                                    6        August, 1999